Exhibit 99.1

Cabot Corp Reports Fourth Quarter Diluted EPS of $1.51 and Adjusted EPS of $1.00

Fiscal Year 2018 Diluted EPS of ($1.85) and Adjusted EPS of $4.03

BOSTON--(BUSINESS WIRE)--November 5, 2018--Cabot Corporation (NYSE: CBT) today announced results for its fourth quarter and full fiscal year 2018.

Key Highlights

  Diluted full year EPS of ($1.85); Record full year Adjusted EPS of $4.03, up 14% versus prior year
  Reinforcement Materials achieved record full year EBIT; up 45% year over year
  Returned $222 million to shareholders in fiscal 2018 through dividends and share repurchases
  Acquired a carbon black manufacturing facility in Pizhou, China from Nippon Steel Carbon Co., Ltd. to support future growth for the Specialty Carbons and Formulations business

(In millions, except per share amounts)	Three Months Ended		Twelve Months Ended
	9/30/18	9/30/17	9/30/18	9/30/17

Net sales	$850	$723	$3,242	$2,717
Net income attributable to Cabot Corporation	$94	$72	$(113)	$248

Net earnings per share attributable to Cabot Corporation	$1.51	$1.13	$(1.85)	$3.91
Less: Certain items after tax per share	$0.51	$0.15	$(5.88)	$0.37
Adjusted EPS	$1.00	$0.98	$4.03	$3.54

Commenting on the results, Cabot President and CEO Sean Keohane said, “I am very pleased that we delivered a record fiscal 2018, with 14% adjusted EPS growth year over year. Reinforcement Materials led the way delivering a 45% increase in EBIT while Performance Chemicals recorded steady results despite rising feedstock costs throughout the year and a significant increase in growth investments. In addition, cash flow from operations totaled $299 million in the fiscal year and we returned $222 million to shareholders in the form of dividends and share repurchases.”

Keohane continued, “In the fourth quarter, we achieved solid results despite some temporary headwinds. Reinforcement Materials posted 33% growth in EBIT on a year-over-year basis driven by the impact from our 2018 customer agreements and stronger spot pricing and volumes in Asia. Performance Chemicals results declined compared to the prior year quarter largely due to higher costs related to partner driven plant turnarounds in our fumed silica network and spending on advantaged growth investments. We also acquired a new manufacturing facility in China that will be used to support future growth of our specialty carbons products.”

Keohane concluded, “Our record 2018 financial performance demonstrates the commitment to and successful execution of our corporate strategy by our teams across the globe. Furthermore, the investments that we have made throughout the year will help to prepare us well for advantaged growth in the future.”

Financial Detail

For the fourth quarter of fiscal 2018, net income attributable to Cabot Corporation was $94 million ($1.51 per diluted common share). Net income includes a total after-tax per share benefit from certain items of $0.51. Adjusted EPS for the fourth quarter of fiscal 2018 was $1.00 per share.

Segment Results

Reinforcement Materials -- Fourth quarter fiscal 2018 EBIT in Reinforcement Materials increased by $16 million compared to the fourth quarter of fiscal 2017. The increase in EBIT was principally driven by strong volume growth and expanded margins in Asia, in addition to improved pricing and product mix from our 2018 customer agreements, partially offset by higher maintenance costs. Globally, volumes increased 4% year over year primarily due to growth in Asia, as indicated in the table below.

Fourth Quarter Year over Year Change
Changes in Global Reinforcement Materials Volumes	4%
Asia	9%
Europe, Middle East, Africa	1%
Americas	(1%)

Performance Chemicals -- Fourth quarter fiscal 2018 EBIT in Performance Chemicals decreased by $15 million compared to the fourth quarter of fiscal 2017 despite 6% volume growth in our Specialty Carbons and Formulations business. The year-over-year decline was driven by 13% lower volumes and higher costs largely associated with maintenance turnarounds in the Metal Oxides business totaling $9 million in the quarter. In addition, we continued higher spending related to growth investments.

Purification Solutions – Fourth quarter fiscal 2018 EBIT in Purification Solutions decreased by $3 million compared to the fourth quarter of fiscal 2017 due to lower margins resulting from continued competitive intensity in mercury removal and other North American powdered activated carbon applications.

Specialty Fluids – Fourth quarter fiscal 2018 EBIT in Specialty Fluids increased by $7 million compared to the fourth quarter of fiscal 2017 due to revenue associated with ongoing larger projects as compared to the prior year.

Cash Performance - The Company ended the fourth quarter of fiscal 2018 with a cash balance of $175 million. During the fourth quarter of fiscal 2018, cash flows from operating activities were $163 million, which included a $85 million decrease in net working capital. Capital expenditures for the fourth quarter of fiscal 2018 were $69 million. Additional uses of cash during the fourth quarter included $20 million for dividends and $83 million for repurchases of common stock.

Taxes – During the fourth quarter of fiscal 2018, the Company recorded a tax benefit of $1 million for an effective tax rate of (2%) and an operating tax rate of 21%. The benefit includes a $19 million net benefit from certain items and discrete tax items primarily related to a revision of the estimate of the impact of the recent U.S. tax reform. Our effective and operating tax rates for fiscal 2019 are expected to be the same and range between 22% and 24%.

Outlook

Commenting on the outlook for the Company, Keohane said, “Looking forward to fiscal 2019, we believe favorable industry dynamics and Cabot’s leadership positions will enable another year of strong growth. There are some near term uncertainties, largely related to trade tariffs between the US and China as well as some new automotive engine regulations in Europe. These uncertainties are driving certain customers to be cautious in their short-term purchasing behavior, but we do not expect this to have a significant impact on the business. We remain confident in the fundamentals of our business, our leadership positions, and the robustness of the industries we serve and we continue to expect EBIT growth across all segments in fiscal 2019.”

Keohane continued, “Reinforcement Materials is expected to benefit from positive 2019 customer agreements and our strong market position in Asia. We anticipate that Performance Chemicals will return to a more normalized EBIT run-rate after the large turnarounds in the fourth quarter of fiscal 2018, and as we move through the year, we expect the benefits of our recent growth investments to materialize. We expect that Purification Solutions will benefit from a targeted improvement plan that is underway, and we anticipate that Specialty Fluids will continue its recent strong performance into fiscal 2019. Consistent with this outlook, we expect fiscal year 2019 adjusted earnings per share to be in the range of $4.35 to $4.75. Overall, we continue to focus on creating shareholder value by generating strong discretionary free cash flow and reinvesting that into our core businesses as well as returning cash to shareholders. We believe this will result in the optimal balance of long-term growth and a meaningful cash return, leading to top-tier total shareholder return.”

Earnings Call

The Company will host a conference call with industry analysts at 2:00 p.m. Eastern time on Tuesday, November 6, 2018. The call can be accessed through Cabot’s investor relations website at http://investor.cabot-corp.com

About Cabot Corporation

Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, cesium formate drilling fluids, masterbatches and conductive compounds, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com. The Company encourages investors and potential investors to consult the Cabot website regularly.

Forward-Looking Statements -- This earnings release contains forward-looking statements. All statements that address expectations or projections about the future, including with respect to our performance in fiscal 2019, including adjusted EPS, and the factors that we expect will impact volumes, demand for our products, fixed costs and margins are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions, and other factors, some of which are beyond our control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and from those expressed or implied by forward-looking statements. Important factors that could cause our results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to volatility in the price of energy and raw materials; competition from other specialty chemical companies; safety, health and environmental requirements; a significant adverse change in a customer relationship; negative or uncertain worldwide or regional economic conditions; unanticipated delays in site development projects; fluctuations in foreign currency exchange and interest rates; and changes in global trade policies. These factors are discussed more fully in the reports we file with the Securities and Exchange Commission (“SEC”), particularly under the heading “Risk Factors” in our annual report on Form 10-K for our fiscal year ended September 30, 2017, filed with the SEC at www.sec.gov. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Use of Non-GAAP Financial Measures

To supplement Cabot’s consolidated financial statements presented on a generally accepted accounting principle (“GAAP”) basis, the preceding discussion of our results and the accompanying financial tables report Adjusted EPS and our operating tax rate, both of which are non-GAAP financial measures. These non-GAAP financial measures are not computed in accordance with, or as an alternative to, GAAP. A reconciliation of Adjusted EPS to net income (loss) per share attributable to Cabot Corporation, the most directly comparable GAAP financial measure, and a reconciliation of operating tax rate to effective tax rate, the most directly comparable GAAP financial measure, are provided in the table titled “Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate.”

Management believes these non-GAAP measures provide investors with greater transparency to the information used by Cabot management in its financial and operational decision-making, allow investors to see Cabot’s results through the eyes of management, and better enable Cabot’s investors to understand Cabot’s operating performance and financial condition.

Adjusted EPS. In calculating Adjusted EPS, we exclude from our net income (loss) per share from continuing operations items of expense and income that management does not consider representative of the Company’s business operations. Accordingly, reporting earnings on an adjusted basis supplements the GAAP measure of performance and provides additional information related to the underlying performance of the business. For example, certain of the items we exclude are items that we are required by GAAP to recognize in one period that relate to activities extending over several periods or relate to single events that management considers to be unusual and infrequent, although not necessarily non-recurring. We refer to these items as “certain items.” Management believes excluding these items facilitates operating performance comparisons from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis and evaluates the Company’s operating performance without the impact of these costs or benefits. Management also uses Adjusted EPS as a key measure in evaluating management performance for incentive compensation purposes.

The items of income and expense that we have excluded from our calculations of Adjusted EPS, as applicable, but that have been included in our GAAP net income (loss) per share, as applicable, are described below.

  Asset impairment charges, which primarily included charges associated with an impairment of goodwill or other long-lived assets.
  Inventory Reserve Adjustment, which resulted from an evaluation performed as part of an impairment analysis.
  Global restructuring activities, which included costs or benefits associated with cost reduction initiatives or plant closures and were primarily related to (i) employee termination costs, (ii) asset impairment charges associated with restructuring actions, (iii) costs to close facilities, including environmental costs and contract termination penalties, and (iv) gains realized on the sale of land or equipment associated with restructured plants or locations.
  Legal and environmental reserves and matters, which consisted of costs or benefits for matters typically related to former businesses or that were otherwise incurred outside of the ordinary course of business.
  Gains (losses) on sale of investments, which primarily related to the sale of investments accounted for under the cost-method.
  Executive transition costs, which included incremental charges, including stock compensation charges, associated with the retirement or termination of employment of senior executives of the Company.
  Acquisition and integration-related charges, which included transaction costs, redundant costs incurred during the period of integration, and costs associated with transitioning certain management and business processes to Cabot’s processes.
  Non-recurring gains (losses) on foreign currency, which primarily related to the impact of continued currency devaluations on our net monetary assets denominated in that currency.

Cabot does not provide a target GAAP EPS range or reconciliation of Adjusted EPS range with a GAAP EPS range because, without unreasonable effort, we are unable to predict with reasonable certainty the matters we would allocate to “certain items,” including unusual gains and losses, costs associated with future restructurings, acquisition-related expenses and litigation outcomes. These items are uncertain, depend on various factors, and could have a material impact on GAAP EPS in future periods.

Operating Tax Rate. Our “operating tax rate” represents the tax rate on our recurring operating results. This rate excludes discrete tax items, which are unusual or infrequent items that are excluded from the estimated annual effective tax rate and other tax items, including the impact of the timing of losses in certain jurisdictions, cumulative tax rate adjustments and the impact of the items of expense and income we identify as certain items on both our operating income and the tax provision. Management believes that the operating tax rate is useful supplemental information because it helps our investors compare our tax rate year to year on a consistent basis and to understand what our tax rate on current operations would be without the impact of these items.

Explanation of Terms Used

Product Mix. The term “product mix” refers to the mix of types and grade of products sold or the mix of geographic regions where products are sold, and the positive or negative impact this has on the revenue or profitability of the business or segment.

Net Working Capital. The term “net working capital” includes accounts receivable, inventory and accounts payable and accrued liabilities.

Fourth Quarter Earnings Announcement, Fiscal 2018

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2018	2017	2018	2017

Net sales and other operating revenues	$850	$723	$3,242	$2,717
Cost of sales (A)	637	549	2,461	2,054
Gross profit	213	174	781	663
Selling and administrative expenses	84	69	305	260
Research and technical expenses	18	16	66	56
Long-lived assets impairment charge	—	—	162	—
Goodwill impairment charge	—	—	92	—
Income (loss) from operations	111	89	156	347
Other income (expense)
Interest and dividend income	2	2	10	9
Interest expense	(13)	(14)	(54)	(53)
Other income (expense)	1	1	5	(4)
Total other income (expense)	(10)	(11)	(39)	(48)
Income (loss) from continuing operations before income taxes and equity in
earnings of affiliated companies	101	78	117	299
(Provision) benefit for income taxes (A)(B)	1	—	(193)	(33)
Equity in earnings of affiliated companies, net of tax	—	1	2	7
Net income (loss)	102	79	(74)	273
Net income (loss) attributable to noncontrolling interests	8	7	39	25
Net income (loss) attributable to Cabot Corporation	$94	$72	$(113)	$248

Diluted earnings per share of common stock
attributable to Cabot Corporation

Net income (loss) attributable to Cabot Corporation (A)(C)	$1.51	$1.13	$(1.85)	$3.91
Weighted average common shares outstanding
Diluted (C)	61.7	62.5	61.7	62.7

(A) Fiscal 2017 amounts have been recast to reflect the retrospective application of the Company’s election to change its inventory valuation method of accounting for its U.S. carbon black inventories from the last-in, first-out (“LIFO”) method to the first-in, first-out (“FIFO”) method, which resulted in a decrease in Cost of sales of $7 million, an increase to the (Provision) benefit for income taxes of $(3) million and an increase in Net income (loss) attributable to Cabot Corporation per diluted common share of $0.07 per share for the three months ended September 30, 2017. For more detail on the transition from the LIFO method to the FIFO method, please refer to the Company's fiscal 2018 10-Q filings.

(B) Included within the (Provision) benefit for income taxes for the three and twelve months ended September 30, 2018, respectively, is a tax (charge) benefit in the amount of $1 million and $29 million associated with the long-lived asset impairment charge that was recorded in the second quarter of fiscal 2018.

(C) The weighted average common shares outstanding used to calculate earnings per share for the twelve months ended September 30, 2018 excludes approximately 1 million shares as those shares would be antidilutive due to the Company’s net loss position.

Fourth Quarter Earnings Announcement, Fiscal 2018

CABOT CORPORATION SUMMARY RESULTS BY SEGMENT

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2018	2017	2018	2017

Sales
Reinforcement Materials	$467	$367	$1,774	$1,381
Performance Chemicals	257	246	1,028	908
Specialty Carbons and Formulations	183	169	731	623
Metal Oxides	74	77	297	285
Purification Solutions	73	74	279	281
Specialty Fluids	21	11	45	41
Segment sales	818	698	3,126	2,611
Unallocated and other (A)	32	25	116	106
Net sales and other operating revenues	$850	$723	$3,242	$2,717

Segment Earnings Before Interest and Taxes (B)
Reinforcement Materials	$64	$48	$279	$193
Performance Chemicals	40	55	200	201
Purification Solutions	(1)	2	(7)	6
Specialty Fluids	10	3	8	9
Total Segment Earnings Before Interest and Taxes	113	108	480	409

Unallocated and Other
Interest expense	(13)	(14)	(54)	(53)
Certain items (C)	12	(1)	(248)	(3)
Unallocated corporate costs	(16)	(13)	(61)	(50)
General unallocated income (expense) (D)(E)	5	(1)	2	3
Less: Equity in earnings of affiliated companies	—	(1)	(2)	(7)
Income (loss) from continuing operations before income taxes and equity in
earnings of affiliated companies	101	78	117	299
(Provision) benefit for income taxes (including tax certain items) (D)	1	—	(193)	(33)
Equity in earnings of affiliated companies	—	1	2	7
Net income (loss)	102	79	(74)	273

Net income attributable to noncontrolling interests	8	7	39	25
Net income (loss) attributable to Cabot Corporation	$94	$72	$(113)	$248

Diluted earnings per share of common stock
attributable to Cabot Corporation

Net income (loss) attributable to Cabot Corporation (D)(F)	$1.51	$1.13	$(1.85)	$3.91

Adjusted earnings per share
Adjusted EPS (D)(G)	$1.00	$0.98	$4.03	$3.54

Weighted average common shares outstanding
Diluted (F)	61.7	62.5	61.7	62.7

(A) Unallocated and Other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate, and discounting charges for certain Notes receivable.

(B) Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(C) Details of Certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

(D) Fiscal 2017 amounts have been recast to reflect the retrospective application of the Company’s election to change its inventory valuation method of accounting for its U.S. carbon black inventories from the LIFO method to the FIFO method, which resulted in a decrease in General unallocated income (expense) of $7 million, an increase to the (Provision) benefit for income taxes of $(3) million, and an increase in both Net income (loss) attributable to Cabot Corporation per diluted common share and Adjusted earnings per share of $0.07 per share for the three months ended September 30, 2017. For more detail on the transition from the LIFO method to the FIFO method, please refer to the Company's fiscal 2018 10-Q filings.

(E) General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income and the profit related to the corporate adjustment for unearned revenue.

(F) The weighted average common shares outstanding used to calculate earnings per share for the twelve months ended September 30, 2018 excludes approximately 1 million shares as those shares would be antidilutive due to the Company’s net loss position.

(G) Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

Fourth Quarter Earnings Announcement, Fiscal 2018

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30,	September 30,
Dollars in millions (unaudited)	2018	2017

Current assets:
Cash and cash equivalents	$175	$280
Accounts and notes receivable, net of reserve for doubtful accounts of $7 and $9	637	527
Inventories: (A)
Raw materials	129	93
Work in process	3	2
Finished goods	329	293
Other	50	45
Total inventories	511	433
Prepaid expenses and other current assets	63	59
Total current assets	1,386	1,299

Property, plant and equipment, net	1,296	1,305

Goodwill	93	154
Equity affiliates	52	56
Intangible assets, net	98	137
Assets held for rent	118	104
Deferred income taxes (A)	134	237
Other assets	67	46
Total assets	$3,244	$3,338

(A) Fiscal 2017 amounts have been recast to reflect the retrospective application of the Company’s election to change its inventory valuation method of accounting for its U.S. carbon black inventories from the LIFO method to the FIFO method, which resulted in an increase in Total inventories of $37 million and a decrease in Deferred income taxes of $13 million.

Fourth Quarter Earnings Announcement, Fiscal 2018

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30,	September 30,
Dollars in millions, except share and per share amounts (unaudited)	2018	2017

Current liabilities:
Short-term borrowings	$249	$7
Accounts payable and accrued liabilities	613	457
Income taxes payable	29	22
Current portion of long-term debt	35	256
Redeemable preferred stock	26	—
Total current liabilities	952	742

Long-term debt	719	661
Deferred income taxes	42	38
Other liabilities	252	245
Redeemable preferred stock	—	27

Stockholders' equity:
Preferred stock:
Authorized: 2,000,000 shares of $1 par value
Issued and Outstanding: None and none	—	—
Common stock:
Authorized: 200,000,000 shares of $1 par value
Issued: 60,566,375 and 62,087,627 shares
Outstanding: 60,366,569 and 61,884,347 shares	61	62
Less cost of 199,806 and 203,280 shares of common treasury stock	(7)	(6)
Additional paid-in capital	—	—
Retained earnings (A)	1,417	1,707
Accumulated other comprehensive income	(317)	(259)
Total Cabot Corporation stockholders' equity	1,154	1,504
Noncontrolling interests	125	121
Total stockholders' equity	1,279	1,625
Total liabilities and stockholders' equity	$3,244	$3,338

(A) Fiscal 2017 amounts have been recast to reflect the retrospective application of the Company’s election to change its inventory valuation method of accounting for its U.S. carbon black inventories from the LIFO method to the FIFO method, which resulted in an increase in Retained earnings of $24 million.

Fourth Quarter Earnings Announcement, Fiscal 2018

CABOT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Periods ended September 30	Three Months		Twelve Months
Dollars in millions (unaudited)	2018	2017	2018	2017

Cash Flows from Operating Activities:
Net income (loss) (A)	$102	$79	$(74)	$273
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	32	40	149	155
Other non-cash charges, net (A)(B)	(58)	(2)	344	(25)
Changes in assets and liabilities:
Changes in certain working capital items (A)(C)	85	57	(110)	(34)
Changes in other assets and liabilities, net	1	(19)	(19)	(32)
Cash dividends received from equity affiliates	1	2	9	11
Cash provided by (used in) operating activities	163	157	299	348

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(69)	(61)	(229)	(147)
Cash paid for acquisition of business, net of cash acquired of $—, $—, $1 and $—	—	—	(64)	—
Other investing activities, net	27	1	47	(2)
Cash used in investing activities	(42)	(60)	(246)	(149)

Cash Flows from Financing Activities:
Change in debt, net	27	—	80	(2)
Cash dividends paid to common stockholders	(20)	(20)	(80)	(77)
Other financing activities, net (B)	(79)	(19)	(141)	(54)
Cash used in financing activities	(72)	(39)	(141)	(133)
Effect of exchange rates on cash	(5)	24	(17)	14
Increase (decrease) in cash and cash equivalents	44	82	(105)	80
Cash and cash equivalents at beginning of period	131	198	280	200
Cash and cash equivalents at end of period	$175	$280	$175	$280

(A) Fiscal 2017 amounts have been recast to reflect the retrospective application of the Company’s election to change its inventory valuation method of accounting for its U.S. carbon black inventories from the LIFO method to the FIFO method, which resulted in an increase in Net income (loss) of $4 million, an increase in Other non-cash charges, net of $3 million and a decrease in Changes in certain working capital items of $7 million for the three months ended September 30, 2017. For more detail on the transition from the LIFO method to the FIFO method, please refer to the Company's fiscal 2018 10-Q filings.

(B) Fiscal 2017 amounts have been recast to reflect the retrospective change related to cash flow presentation of excess tax benefits from stock based compensation under the new stock compensation guidance adopted in the first quarter of fiscal 2018, which resulted in the reclassification of less than $1 million for tax benefits from stock based compensation awards from cash flows from financing activities to cash flows from operating activities in the Condensed Consolidated Statements of Cash Flows for the three months ended September 30, 2017. For more detail on the adoption of the new standard that amends the accounting standard for stock compensation, please refer to the Company's fiscal 2018 10-Q filings.

(C) Includes Accounts and notes receivable, Inventories, and Accounts payable and accrued liabilities.

Fourth Quarter Earnings Announcement, Fiscal 2018

CABOT CORPORATION QUARTERLY RESULTS BY SEGMENT

	Fiscal 2017					Fiscal 2018
Dollars in millions,
except per share amounts (unaudited)	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY

Sales
Reinforcement Materials	$ 295	$ 352	$ 367	$ 367	$1,381	$ 387	$ 454	$ 466	$ 467	$1,774
Performance Chemicals	205	228	229	246	908	229	268	274	257	1,028
Specialty Carbons and Formulations	138	162	154	169	623	160	193	195	183	731
Metal Oxides	67	66	75	77	285	69	75	79	74	297
Purification Solutions	69	67	71	74	281	70	66	70	73	279
Specialty Fluids	11	7	12	11	41	6	6	12	21	45
Segment Sales	580	654	679	698	2,611	692	794	822	818	3,126
Unallocated and other (A)	31	24	26	25	106	28	24	32	32	116
Net sales and other operating revenues	$ 611	$ 678	$ 705	$ 723	$2,717	$ 720	$ 818	$ 854	$ 850	$3,242

Segment Earnings Before Interest and Taxes (B)
Reinforcement Materials	$ 40	$ 54	$ 51	$ 48	$ 193	$ 62	$ 79	$ 74	$ 64	$ 279
Performance Chemicals	49	51	46	55	201	47	57	56	40	200
Purification Solutions	4	2	(2)	2	6	6	(6)	(6)	(1)	(7)
Specialty Fluids	2	—	4	3	9	(2)	(3)	3	10	8
Total Segment Earnings Before Interest and Taxes	95	107	99	108	409	113	127	127	113	480
Unallocated and Other
Interest expense	(13)	(13)	(13)	(14)	(53)	(13)	(14)	(14)	(13)	(54)
Certain items (C)	—	—	(2)	(1)	(3)	7	(264)	(3)	12	(248)
Unallocated corporate costs	(12)	(14)	(11)	(13)	(50)	(14)	(16)	(15)	(16)	(61)
General unallocated income (expense) (D)(E)	7	(1)	(2)	(1)	3	—	(3)	—	5	2
Less: Equity in earnings of affiliated companies	(2)	(1)	(3)	(1)	(7)	(1)	(1)	—	—	(2)
Income (loss) from continuing operations before income taxes and
equity in earnings of affiliated companies	75	78	68	78	299	92	(171)	95	101	117
		—	—	—			—		—
(Provision) benefit for income taxes (including tax certain items) (D)	(18)	1	(16)	—	(33)	(205)	7	4	1	(193)
Equity in earnings of affiliated companies	2	1	3	1	7	1	1	—	—	2
Net income (loss)	59	80	55	79	273	(112)	(163)	99	102	(74)
Net income (loss) attributable to noncontrolling interests	4	6	8	7	25	10	10	11	8	39
Net income (loss) attributable to Cabot Corporation	$ 55	$ 74	$ 47	$ 72	$ 248	$ (122)	$ (173)	$ 88	$ 94	$ (113)
Diluted earnings per share of common stock
attributable to Cabot Corporation
Net income (loss) attributable to Cabot Corporation (D)(F)	$ 0.86	$ 1.19	$ 0.73	$ 1.13	$ 3.91	$(1.98)	$(2.80)	$ 1.40	$ 1.51	$(1.85)
Adjusted earnings per share
Adjusted EPS (D)(G)	$ 0.85	$ 0.88	$ 0.83	$ 0.98	$ 3.54	$ 0.93	$ 1.04	$ 1.06	$ 1.00	$ 4.03
Weighted average common shares outstanding
Diluted (F)	62.8	62.8	62.7	62.5	62.7	61.9	61.8	62.3	61.7	61.7

(A) Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate and discounting charges for certain Notes receivable.

(B) Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(C) Details of certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

(D) Fiscal 2017 full year amounts have been recast to reflect the retrospective application of the Company’s election to change its inventory valuation method of accounting for its U.S. carbon black inventories from the LIFO method to the FIFO method, which resulted in an increase in General unallocated income of $11 million, an increase in (Provision) benefit for income taxes of ($4) million, an increase in Net income (loss) attributable to Cabot Corporation per diluted common share of $0.11 per share and an increase in Adjusted earnings per share of $0.11 per share. For more detail on the transition from the LIFO method to the FIFO method, please refer to the Company's fiscal 2018 10-Q filings.

(E) General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income and the profit related to the corporate adjustment for unearned revenue.

(F) The weighted average common shares outstanding used to calculate earnings per share for all periods in fiscal 2018, except for the three months ended June 30 and September 30, 2018, excludes approximately 1 million shares as those shares would be antidilutive due to the Company’s net loss position in those periods.

(G) Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

Fourth Quarter Earnings Announcement, Fiscal 2018

CABOT CORPORATION CERTAIN ITEMS AND RECONCILIATION OF ADJUSTED EPS AND OPERATING TAX RATE

TABLE 1: DETAIL OF CERTAIN ITEMS
Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2018	2017	2018	2017

Certain items before and after income taxes
Purification Solutions goodwill and long-lived asset impairment charge	$ ―	$ ―	$(254)	$ ―
Inventory reserve adjustment	—	—	(13)	—
Global restructuring activities	23	—	30	(3)
Legal and environmental matters and reserves	(10)	(1)	(16)	1
Gains (losses) on sale of investments	—	—	10	—
Executive transition costs	(1)	—	(2)	—
Acquisition and integration-related charges	(1)	—	(2)	—
Non-recurring gains (losses) on foreign exchange	—	1	—	—
Other certain items	1	(1)	(1)	(1)
Total certain items, pre-tax	12	(1)	(248)	(3)

Tax impact of certain items (A)	3	1	31	1
Certain items after tax (excluding discrete tax items)	15	—	(217)	(2)
Certain items after tax per share impact (excluding discrete tax items)	$0.25	$(0.01)	$(3.47)	$(0.02)
Tax-related certain items
Discrete tax items	16	10	(148)	25
Total tax-related certain items	16	10	(148)	25
Total tax-related certain items per share impact	0.26	0.16	(2.39)	0.39
Total certain items after tax	$31	$10	$(365)	$23
Total certain items after tax per share impact	$0.51	$0.15	$(5.86)	$0.37

TABLE 2: CERTAIN ITEMS STATEMENT OF OPERATIONS LINE ITEM
Periods ended September 30	Three Months		Twelve Months
Dollars in millions, Pre-Tax (unaudited)	2018	2017	2018	2017

Statement of Operations Line Item (B)
Cost of sales	$22	$(1)	$8	$(4)
Selling and administrative expenses	(10)	(1)	(12)	1
Other income (expense)	—	1	10	—
Long-lived assets impairment charge	—	—	(162)	—
Goodwill impairment charge	—	—	(92)	—
Total certain items, pre-tax	$12	$(1)	$(248)	$(3)

TABLE 3: RECONCILIATION OF TAX CERTAIN ITEMS
Periods ended September 30	Three Months		Twelve Months
Dollars in millions (unaudited)	2018	2017	2018	2017

Reconciliation of Provision for income taxes, excluding certain items, to Provision for income taxes
(Provision) benefit for income taxes (C)	$1	$ ―	$(193)	$(33)
Less: Tax impact of certain items	3	1	31	1
Less: Tax-related certain items	16	10	(148)	25
(Provision) benefit for income taxes, excluding certain items	$(18)	$(11)	$(76)	$(59)

TABLE 4: RECONCILIATION OF OPERATING TAX RATE
Periods ended September 30	Three Months		Twelve Months
Dollars in millions (unaudited)	2018	2017	2018	2017

Reconciliation of the effective tax rate to the operating tax rate

(Provision) benefit for income taxes (C)	$1	$ ―	$(193)	$(33)
Effective tax rate (D)	(2)%	1%	165%	10%
		23.00
Impact of discrete tax items: (E)
Unusual or infrequent items	26%	2%	(137)%	6%
Items related to uncertain tax positions	(1)%	(2)%	(2)%	(1)%
Other discrete tax items	(8)%	18%	12%	4%
Impact of certain items	6%	—%	(17)%	—%
Operating tax rate (D)	21%	19%	21%	19%

TABLE 5: RECONCILIATION OF ADJUSTED EPS BY QUARTER FOR FISCAL 2018 and FISCAL 2017
	Fiscal 2018 (F)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2018
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$(1.98)	$(2.80)	$1.40	$1.51	$(1.85)
Less: Certain items after tax per share	(2.89)	(3.82)	0.34	0.51	(5.86)
Less: Dilutive impact of shares (G)	(0.02)	(0.02)	—	—	(0.02)
Adjusted earnings per share	$0.93	$1.04	$1.06	$1.00	$4.03

	Fiscal 2017 (F)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2017
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) attributable to Cabot Corporation (C)	$0.86	$1.19	$0.73	$1.13	$3.91
Less: Certain items after tax per share	0.01	0.31	(0.10)	0.15	0.37
Adjusted earnings per share (C)	$0.85	$0.88	$0.83	$0.98	$3.54

(A) The tax effect of certain items is determined by (1) starting with the current and deferred income tax expense or benefit, included in Net income attributable to Cabot Corporation, and (2) subtracting the tax expense or benefit on “adjusted earnings”. Adjusted earnings is defined as the pre-tax income attributable to Cabot Corporation excluding certain items. The tax expense or benefit on adjusted earnings is calculated by applying the operating tax rate, which includes both current and deferred taxes, as defined under the section Use of Non-GAAP Financial Measures of the earnings release.

(B) This table indicates the line items where certain items are recorded in the Consolidated Statements of Operations.

(C) Fiscal 2017 amounts have been recast to reflect the retrospective application of the Company’s election to change its inventory valuation method of accounting for its U.S. carbon black inventories from the LIFO method to the FIFO method, which resulted in an increase to the (Provision) benefit for income taxes of $(3) million and $(4) million and an increase in both Net income (loss) attributable to Cabot Corporation per diluted common share and Adjusted earnings per share of $0.07 and $0.11 per share for the three and twelve months ended September 30, 2017, respectively. For more detail on the transition from the LIFO method to the FIFO method, please refer to the Company's fiscal 2018 10-Q filings.

(D) Our effective and operating tax rates for fiscal 2019 are expected to be the same and range between 22% and 24%.

(E) Discrete tax items for the periods ended September 30, 2018 and 2017 were as follows: (i) Unusual or infrequent items during fiscal 2018 consisted of the net tax impacts of the Tax Cuts and Jobs Act of 2017 (net tax expense of $159 million), cash management activities, foreign exchange gain/loss on the remeasurement of a deferred tax liability, excludible foreign exchange gains and losses in certain jurisdictions as well as impacts related to stock compensation deductions. Unusual or infrequent items during fiscal 2017 consisted of the net tax impacts of excess foreign tax credits upon repatriation of previously taxed foreign earnings and the accrual of U.S. tax on certain foreign earnings; (ii) Items related to uncertain tax positions during fiscal 2018 and 2017 included net tax impacts from the reversal of accruals for uncertain tax positions due to the expiration of statutes of limitations and settlement of tax audits, the accrual of interest on uncertain tax positions, and the accrual of prior year uncertain tax positions, and; (iii) Other discrete tax items during fiscal 2018 and 2017 included changes in valuation allowances on beginning of year tax balances, the net tax impact of various return to provision adjustments related to tax return filings, changes in non-U.S. tax laws and audit settlements (fiscal 2018 only).

(F) Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.

(G) Due to the Company’s net loss position, GAAP EPS for all periods in fiscal 2018, except for the three months ended June 30 and September 30, 2018, has been calculated using basic weighted average shares to avoid anti-dilution. However, in order to provide an Adjusted Non-GAAP EPS with a weighted average share figure that is consistent with all other periods presented, the Company has included this reconciling item to quantify the difference between basic and diluted weighted average shares. This reconciling item is applicable to individual periods presented but does not sum cumulatively. The net loss for the twelve months ended September 30, 2018 is driven by a discrete tax item and impairment charges, so the Company believes this approach provides the most comparable presentation possible.

Fourth Quarter Earnings Announcement, Fiscal 2018

CABOT CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Fiscal 2018 (A)
	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2018
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$(1.98)	$(2.80)	$1.40	$1.51	$(1.85)
Less: Certain items after tax	(2.89)	(3.82)	0.34	0.51	(5.86)
Less: Dilutive impact of shares (B)	(0.02)	(0.02)	—	—	(0.02)
Adjusted earnings per share	$0.93	$1.04	$1.06	$1.00	$4.03

(A)	Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.
(B)	Due to the Company’s Net Loss position, GAAP EPS for all periods in fiscal 2018, except for the three months ended June 30 and September 30, 2018, has been calculated using basic weighted average shares to avoid anti-dilution. However, in order to provide an Adjusted Non-GAAP EPS with a weighted average share figure that is consistent with all other periods presented, the Company has included this reconciling item to quantify the difference between basic and diluted weighted average shares. This reconciling item is applicable to individual periods presented but does not sum cumulatively. The net loss for the twelve months ended September 30, 2018 is driven by a discrete tax item and impairment charges so the Company believes this approach provides the most comparable presentation possible.

Dollars in millions	Fiscal 2018
	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2018
Reconciliation of Segment EBIT to Net Income and Segment EBITDA Margin
Net income (loss) attributable to Cabot Corporation	$(122)	$(173)	$88	$94	$(113)
Net income (loss) attributable to noncontrolling interests	10	10	11	8	39
Equity in earnings of affiliated companies, net of tax	(1)	(1)	—	—	(2)
Provision (benefit) for income taxes	205	(7)	(4)	(1)	193
Income (loss) from continuing operations before income taxes and equity in earnings of affiliated companies	$92	$(171)	$95	$101	$117
Interest expense	13	14	14	13	54
Certain items	(7)	264	3	(12)	248
Unallocated corporate costs	14	16	15	16	61
General unallocated (income) expense	—	3	—	(5)	(2)
Equity in earnings of affiliated companies	1	1	—	—	2
Total Segment EBIT	$113	$127	$127	$113	$480
Plus: Total Depreciation & Amortization	39	40	38	32	149
Plus: Adjustments to Depreciation (C)	—	1	(1)	3	3
Total Segment EBITDA	$152	$168	$164	$148	$632
Less: Unallocated Corporate Costs	(14)	(16)	(15)	(16)	(61)
Adjusted EBITDA	$138	$152	$149	$132	$571

(C)	Adjustments to depreciation includes the addition of the depreciation expense of a contractual joint venture in Purification Solutions less accelerated depreciation expense not allocated to a business.

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2018
Reinforcement Materials EBIT	$62	$79	$74	$64	$279
Plus: Depreciation & Amortization	17	18	18	17	70
Reinforcement Materials EBITDA	$79	$97	$92	$81	$349
Reinforcement Materials Sales	$387	$454	$466	$467	$1,774
Reinforcement Materials EBITDA Margin	20%	21%	20%	17%	20%

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2018
Performance Chemicals EBIT	$47	$57	$56	$40	$200
Plus: Depreciation & Amortization	12	12	12	12	48
Performance Chemicals EBITDA	$59	$69	$68	$52	$248
Performance Chemicals Sales	$229	$268	$274	$257	$1,028
Performance Chemicals EBITDA Margin	26%	26%	25%	20%	24%

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2018
Purification Solutions EBIT	$6	$(6)	$(6)	$(1)	$(7)
Plus: Depreciation & Amortization	10	10	7	5	32
Purification Solutions EBITDA	$16	$4	$1	$4	$25
Purification Solutions Sales	$70	$66	$70	$73	$279
Purification Solutions EBITDA Margin	23%	6%	1%	5%	9%

Dollars in millions	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2018
Specialty Fluids EBIT	$(2)	$(3)	$3	$10	$8
Plus: Depreciation & Amortization	—	1	1	—	2
Specialty Fluids EBITDA	$(2)	$(2)	$4	$10	$10
Specialty Fluids Sales	$6	$6	$12	$21	$45
Specialty Fluids EBITDA Margin	(33)%	(33)%	33%	48%	22%

Dollars in millions	Fiscal 2018
Reconciliation of Discretionary Free Cash Flow	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2018

Cash flow from operating activities (D)	$38	$39	$59	$163	$299
Less: Changes in net working capital (E)	(67)	(67)	(61)	85	(110)
Less: Sustaining and compliance capital expenditures	40	34	35	46	155
Discretionary Free Cash Flow	$65	$72	$85	$32	$254

(D) As provided in the Condensed Consolidated Statements of Cash Flows.

(E) Defined as changes in accounts receivable, inventory and accounts payable and accrued liabilities as presented on the Condensed Consolidated Statements of Cash Flows.